Exhibit 99.1

Investor Relations Contact:
Suresh Bhaskaran
Xilinx, Inc.
(408) 879-4784
ir@xilinx.com

XILINX ANNOUNCES SECOND QUARTER 2018 RESULTS
EIGHTH CONSECUTIVE QUARTER OF REVENUE GROWTH

SAN JOSE, CA, October 25, 2017-- Xilinx, Inc. (Nasdaq: XLNX) today announced sales of $620 million for the second quarter of fiscal year 2018, up approximately 1% from the prior quarter and up 7% from the second quarter of the prior fiscal year. This marks the eighth consecutive quarter of sales increase for the Company. September quarter net income was $168 million, or $0.65 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.35 per outstanding share of common stock payable on December 6, 2017 to all stockholders of record at the close of business on November 15, 2017.

Additional September quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

	Q2 FY 2018	Q1 FY 2018	Q2 FY 2017	Q-T-Q	Y-T-Y
Net revenues	$620	$615	$579	1%	7%
Operating income	$185	$180	$177	3%	5%
Net income	$168	$167	$164	0%	2%
Diluted earnings per share	$0.65	$0.63	$0.61	3%	7%

“Our multimarket diversification, technology leadership, and consistent execution are yielding sustainable results as we delivered our eighth consecutive quarter of revenue growth with strong profitability,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Revenues from Advanced Products continued to be solid, increasing 21% from the same quarter a year ago, supported by accelerated growth from our highly innovative Zynq SoC platform, as well as from our industry-leading 20nm and 16nm technology nodes. At the 16nm technology node, we have shipped 34 unique products to well over 900 customers, denoting a sequential increase of 50% in the number of products and 75% increase in the number of customers.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q2 FY 2018	Q1 FY 2018	Q2 FY 2017	Q-T-Q	Y-T-Y
North America	31%	29%	33%	8%	1%
Asia Pacific	40%	43%	38%	-7%	12%
Europe	20%	19%	20%	2%	4%
Japan	9%	9%	9%	8%	14%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q2 FY 2018	Q1 FY 2018	Q2 FY 2017	Q-T-Q	Y-T-Y
Communications & Data Center	37%	41%	41%	-10%	-5%
Industrial, Aerospace & Defense	45%	42%	41%	7%	17%
Broadcast, Consumer & Automotive	18%	17%	18%	11%	12%

Net Revenues by Product:

	Percentages			Growth Rates
	Q2 FY 2018	Q1 FY 2018	Q2 FY 2017	Q-T-Q	Y-T-Y
Advanced Products	52%	52%	46%	1%	21%
Core Products	48%	48%	54%	1%	-5%

Products are classified as follows:

Advanced products: UltraScale+, Ultrascale and 7-series products.
Core products: Virtex-6, Spartan-6, Virtex-5, CoolRunner-II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500, products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q2 FY 2018	Q1 FY 2018	Q2 FY 2017

Annual Return on Equity (%)*	27	27	25

Operating Cash Flow	$202	$191	$184

Depreciation Expense	$12	$11	$11

Capital Expenditures	$12	$10	$11

Combined Inventory Days	116	111	111

Revenue Turns (%)	53	42	55

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights - September Quarter

•
The Industrial, Aerospace & Defense end market set a quarterly record with revenues of $278 million, an increase of 17% from the same quarter a year ago, and constituted 45% of total Xilinx revenues. The success of this end market is a clear illustration of the robustness and diversification of the Xilinx product portfolio.

•
The Advanced Products category continues to deliver solid revenue growth, posting an increase of 21% from the year ago quarter. Broad-based growth was driven from the Zynq SoC platform and from the industry-leading 20nm and 16nm technology nodes. Zynq revenue increased 65% from the same quarter a year ago with growth driven largely by applications in Advanced Driver Assist (ADAS), Industrial, and Aerospace and Defense. Revenues from the 20nm node increased more than 40% from the year ago quarter and revenues from the 16nm node nearly quadrupled during the same period, reflecting broader customer and multi-market adoption.

•
Xilinx made several significant announcements highlighting strong momentum in its Cloud Computing market expansion opportunity. Xilinx announced availability of the software defined development environment, SDAccel, on Amazon Web Services (AWS) for use with F1 instances. In addition, Xilinx announced that Huawei has chosen the Company’s high performance Virtex® UltraScale+™ FPGAs to power their first FaaS instance as part of a new accelerated cloud service. Lastly, Alibaba Cloud, the largest cloud service provider in China, recently announced its next generation FaaS F2 and F3 instances, based on Xilinx FPGAs.

•	Xilinx, ARM, Cadence and TSMC announced a collaboration to build the first Cache Coherent Interconnect for Accelerators (CCIX) test chip in TSMC 7nm FinFET process technology for delivery in year 2018. The test chip aims to provide a silicon proof point to demonstrate the capabilities of CCIX in enabling multi-core high-performance ARM® CPUs working via a coherent fabric to off-chip FPGA accelerators.

•
Xilinx announced delivery of its Zynq® UltraScale+™ RFSoC family, a disruptive integration and architectural breakthrough for applications including 5G, cable and wireless backhaul. Based on Xilinx’s 16nm technology, the RFSoCs integrate RF data converters for up to 50-75% system power and footprint reduction. With silicon samples already shipping to multiple customers, the early access program for this product family is now available.

Business Outlook - December Quarter Fiscal Year 2018

•	Sales are expected to be approximately $615 - $645 million.

•	Gross margin is expected to be 69% to 71%.

•	Operating expenses are expected to increase to approximately $260 million.

•	Other income is expected to be approximately $4 million.

•	December quarter tax rate is expected to be approximately 11 - 14%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the September quarter financial results and management's outlook for the December quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056   and referencing confirmation code 80382363. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the December quarter of fiscal year 2018. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1725F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Six Months Ended
	September 30, 2017	July 1, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net revenues	$619,503	$615,446	$579,209	$1,234,949	$1,154,190
Cost of revenues	184,786	192,095	175,875	376,881	344,172
Gross margin	434,717	423,351	403,334	858,068	810,018
Operating expenses:
Research and development	157,985	153,051	141,814	311,036	277,939
Selling, general and administrative	91,053	89,175	83,463	180,228	166,573
Amortization of acquisition-related intangibles	510	705	1,244	1,215	2,488
Total operating expenses	249,548	242,931	226,521	492,479	447,000
Operating income	185,169	180,420	176,813	365,589	363,018
Interest and other income (expense), net	1,831	1,839	(1,151)	3,669	(5,738)
Income before income taxes	187,000	182,259	175,662	369,258	357,280
Provision for income taxes	19,468	15,014	11,470	34,481	30,039
Net income	$167,532	$167,245	$164,192	$334,777	$327,241
Net income per common share:
Basic	$0.68	$0.67	$0.65	$1.35	$1.29
Diluted	$0.65	$0.63	$0.61	$1.28	$1.22
Cash dividends per common share	$0.35	$0.35	$0.33	$0.70	$0.66
Shares used in per share calculations:
Basic	248,094	247,911	253,466	247,960	253,056
Diluted	258,217	265,797	270,373	261,739	267,885

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	September 30, 2017	April 1, 2017*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,560,220	$3,321,457
Accounts receivable, net	286,855	243,915
Inventories	215,397	227,033
Other current assets	109,758	87,711
Total current assets	4,172,230	3,880,116
Net property, plant and equipment	304,118	303,825
Long-term investments	99,862	116,288
Other assets	454,640	440,303
Total Assets	$5,030,850	$4,740,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$372,255	$386,301
Deferred income on shipments to distributors	50,966	54,567
Current portion of long-term debt	—	456,328
Total current liabilities	423,221	897,196
Long-term debt	1,738,666	995,247
Deferred tax liabilities	359,323	317,639
Other long-term liabilities	23,557	21,411
Temporary equity	—	1,406
Stockholders' equity	2,486,083	2,507,633
Total Liabilities and Stockholders' Equity	$5,030,850	$4,740,532

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Six Months Ended
	September 30, 2017	July 1, 2017	October 1, 2016	September 30, 2017	October 1, 2016
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,732	$11,232	$11,182	$22,964	$22,807
Amortization	3,432	3,729	4,001	7,161	7,714
Stock-based compensation	36,372	32,036	29,802	68,408	59,206
Net cash provided by operating activities	202,140	190,908	183,593	393,048	522,229
Purchases of property, plant and equipment	12,223	9,926	11,313	22,149	31,950
Payment of dividends to stockholders	86,957	87,303	83,878	174,260	167,477
Repurchases of common stock	170,454	67,062	99,985	237,516	200,139
Net proceeds (withholding) from issuance of
common stock to employees	(23,765)	1,070	(1,784)	(22,695)	9,513

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,147	$2,150	$1,930	$4,297	$4,049
Research and development	20,096	17,466	16,529	37,562	31,649
Selling, general and administrative	14,129	12,420	11,343	26,549	23,508